Exhibit (h)(9)

ETFIS SERIES TRUST I

AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the 5th day of February, 2019, to the Administrative Services Agreement, dated as of August 26, 2013 (the “Administrative Services Agreement”), is entered into by and between ETFIS SERIES TRUST I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and VIRTUS ETF SOLUTIONS LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Administrator”).

WHEREAS, each of the Trust and the Administrator is a party to the Administrative Services Agreement; and

WHEREAS, each of the Trust and the Administrator desires to replace Exhibits A and C.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Exhibit C to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

3. Except to the extent amended hereby, the Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I	VIRTUS ETF SOLUTIONS LLC
By: /s/ Matthew B. Brown	By: /s/ Brinton Frith
Matthew B. Brown, Vice President	Brinton Frith, Vice President

EXHIBIT A

Series of the Trust

(As of February 5, 2019)

The following Funds are covered under this agreement:

InfraCap MLP ETF

InfraCap REIT Preferred ETF

Reaves Utilities ETF

Virtus Cumberland Municipal Bond ETF

Virtus Glovista Emerging Markets ETF

Virtus InfraCap U.S. Preferred Stock ETF

Virtus LifeSci Biotech Clinical Trials ETF

Virtus LifeSci Biotech Products ETF

Virtus Newfleet Multi-Sector Bond ETF

Virtus Private Credit Strategy EFT

Virtus Real Asset Income ETF

Virtus WMC Global Factor Opportunities ETF

EXHIBIT C

(As of February 5, 2019)

A. Fund Operations and Administration

The Adviser will pay to the Administrator as compensation for the Administrator’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

InfraCap MLP ETF	$30,000	0.03%

InfraCap REIT Preferred ETF	$15,000	0.01%

Reaves Utilities ETF	$30,000	0.01%

Virtus Cumberland Municipal Bond ETF	$0	0.01%

Virtus Glovista Emerging Markets ETF	$0	0.01%

Virtus InfraCap U.S. Preferred Stock ETF	$15,000	0.03%

Virtus LifeSci Biotech Clinical Trials ETF	$10,000	0.01%

Virtus LifeSci Biotech Products ETF	$25,000	0.01%

Virtus Newfleet Multi-Sector Bond ETF	$0	0.01%

Virtus Private Credit Strategy EFT	$0	0.01%

Virtus Real Asset Income ETF	$0	0.01%

Virtus WMC Global Factor Opportunities ETF	$0	0.01%

B. Out-of-Pocket and Related Expenses

The Adviser shall also reimburse Administrator for reasonable out-of-pocket and related expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following: communications; postage and delivery services; record storage and retention; and reproduction.